Exhibit 99.1
Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com
Impax Laboratories Reports Third Quarter 2011 Financial Results
HAYWARD, Calif. (November 1, 2011) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported third quarter ended September 30, 2011 financial results.
•	Adjusted net income, increased 26% to $20.0 million or $0.30 per diluted share, compared to adjusted net income of $15.8 million or $0.24 per diluted share in the prior year period.
•	Unadjusted net income was $17.2 million, or $0.26 per diluted share, compared to $75.2 million, or $1.15 per diluted share in the prior year period. The decline was primarily attributable to the change in accounting for the Teva Agreement as further described below.
•	Total revenues of $119.8 million increased $12.2 million, compared to adjusted revenue of $107.6 million in the prior year period. Third quarter 2010 revenue of $304.0 million excludes $196.4 million of generic Rx Partner revenue due to the change in accounting for the Teva Agreement.
•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), was $32.5 million compared to $27.8 million in the prior year period.
Please refer to “Non-GAAP Financial Measures” below for a reconciliation of GAAP to non-GAAP items.
“During the third quarter, we continued to make significant quality improvements and are diligently working to resolve the manufacturing observations raised in the June warning letter. These efforts remain a top priority throughout the Company. However, it has not distracted us from continuing to focus on our business as evidenced by our profitable results in the third quarter or hindered our investments in new product opportunities,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc.
Dr. Hsu continued, “We have provided the U.S. Food and Drug Administration (FDA) with updates on our progress with quality improvements and established dialogue with the agency. We have implemented a global quality improvement program with the assistance of our external consultants. Our focus remains on working expeditiously to meet our internal goal of closing out the warning letter by the end of February 2012, the timing of which is dependent upon the FDA’s availability to re-inspect our Hayward facility.”
Dr. Hsu concluded, “Throughout this process we have continued to focus on growth initiatives. Our generic pipeline of 47 products pending approval has never been larger and continues to expand as we have already filed 10 new product applications in 2011. Within our brand division, we remain on track to file a New Drug Application for IPX066, our leading brand product candidate for Parkinson’s Disease, by the end of this year. In addition, we continue to pursue internally developed products and business development candidates that are consistent with our stated objectives of high growth and high margin opportunities.”

Segment Information — Third Quarter 2011
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products & services) and the Impax Pharmaceuticals Division (brand products & services) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
Revenues:
Global Product sales, net	$97,661	$91,579	$301,124	$539,333
Rx Partner (a)	12,621	202,799	20,169	213,504
OTC Partner	879	2,365	4,006	6,439
Research Partner	3,385	3,384	13,154	10,153

Total revenues (a)	114,546	300,127	338,453	769,429
Cost of revenues (a)	54,196	140,278	164,627	282,309

Gross profit (a)	60,350	159,849	173,826	487,120

Operating expenses:
Research and development	11,487	12,819	34,728	32,608
Patent litigation	2,114	1,033	6,097	4,786
Selling, general and administrative	4,069	4,127	9,938	11,149

Total operating expenses	17,670	17,979	50,763	48,543

Income from operations (a)	$42,680	$141,870	$123,063	$438,577

(a)	In the third quarter 2010, the Company materially modified its Strategic Alliance Agreement with Teva and applied the revised revenue recognition standards of FASB ASC 605-25 Multiple Element Arrangements. Application of the revised standards resulted in the recognition of previously deferred net revenue that would have been recognized over the remaining life of the Teva agreement under the prior standards. The following table reflects the impact on the Global Pharmaceuticals Division results due to the change in revenue recognition.

	Three Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2010
	As	Impact of		As	Impact of
(unaudited amounts in thousands)	Reported	change	Adjusted	Reported	change	Adjusted
Rx Partner	$202,799	$196,440	$6,359	$213,504	$196,440	$17,064
Total revenues	300,127	196,440	103,687	769,429	196,440	572,989
Cost of revenues	140,278	95,426	44,852	282,309	95,426	186,883
Gross profit	159,849	101,014	58,835	487,120	101,014	386,106
Income from operations	$141,870	$101,014	$40,856	$438,577	$101,014	$337,563
Excluding the third quarter 2010 change in revenue recognition under the Teva Agreement, Global Pharmaceuticals Division revenues increased $10.8 million to $114.5 million in the third quarter 2011, compared to $103.7 million in the prior year period, due to higher Global Product sales, net, and Rx Partner sales.

For the third quarter 2011, Global Product sales, net, were $97.7 million, up $6.1 million from the prior year period due to higher sales of authorized generic Adderall XR® products ($46.9 million in the third quarter 2011 compared to $32.0 million in the prior year period). Sales of generic Adderall XR® in the third quarter 2011 were mitigated due to ongoing supply issues from the Company’s supplier, resulting in insufficient supply to satisfy customer demand. For the fourth quarter 2011, the Company currently estimates generic Adderall XR® sales similar to those in the third quarter 2011 based on estimates of shipments from the Company’s supplier. This forecast includes estimated deliveries throughout the fourth quarter, including those expected in late December. Consistent with prior quarters, the Company’s expectations are subject to receipt of expected quantities.
Partially offsetting the increase in generic Adderall XR® product sales were lower sales of certain Global Products principally due to the slowdown in manufacturing production levels earlier in the year as the Company implemented manufacturing and quality process improvements. The slowdown resulted in delays in the release of certain products which caused the loss of some third quarter 2011 orders. The Company is now producing product at a normal pace and does not currently plan to reduce its manufacturing of finished product.
Rx Partner revenue, excluding the third quarter 2010 change in accounting for the Teva agreement as noted above, increased $6.3 million to $12.6 million, compared to the prior year period. The increase was due to the receipt of $7.4 million from Teva representing an adjustment to previous estimates of profit share earned by the Company under the Teva Agreement.
Gross profit of $60.4 million represents a 53% gross margin in the third quarter 2011, and was lower than the adjusted gross margin of 57% (excludes the change in revenue recognition as noted above) for the prior year period primarily due to lower sales of certain higher margin products in the third quarter 2011.
Total generic operating expenses of $17.7 million in the third quarter 2011 decreased slightly over the prior year period primarily due to lower spending on research and development partially offset by higher spending on patent litigation.
Impax Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
Revenues:
Rx Partner	$1,438	$—	$4,313	$—
Promotional Partner	3,535	3,535	10,605	10,538
Research Partner	330	330	989	440

Total revenues	5,303	3,865	15,907	10,978
Cost of revenues	2,999	2,843	8,840	9,280

Gross profit	2,304	1,022	7,067	1,698

Operating expenses:
Research and development	7,352	11,027	27,580	30,656
Selling, general and administrative	1,632	930	4,116	2,478

Total operating expenses	8,984	11,957	31,696	33,134

Loss from operations	$(6,680)	$(10,935)	$(24,629)	$(31,436)

Impax Pharmaceuticals Division revenues in the third quarter 2011 increased $1.4 million to $5.3 million over the prior year period due to the addition of Rx Partner revenues.
In the third quarter 2011, the Company recognized $1.4 million of Rx Partner revenue related to the $11.5 million up-front payment (recognized over 24 months) received under the License, Development and Commercialization Agreement with Glaxo Group Limited which was entered into in December 2010.

The loss from operations in the third quarter 2011 was a result of the Company’s strategy to invest in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products.
Corporate and Other

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
General and administrative expenses	$10,617	$7,575	$34,352	$23,509

Loss from operations	$(10,617)	$(7,575)	$(34,352)	$(23,509)

General and administrative expenses in the third quarter 2011 increased $3.0 million compared to the prior year period primarily due to an increase in legal fees.
Cash and short-term investments were $359.8 million as of September 30, 2011, as compared to $348.4 million as of December 31, 2010.
2011 Financial Outlook
The Company updated its full year 2011 financial outlook as noted below.
•	Positive cash flows from operating activities, less capital expenditures (Free Cash Flow).
•	Gross margins as a percent of total revenues of approximately 50%.
•	Total research and development (R&D) expenses across the generic and brand divisions to approximate $87 million with generic R&D of approximately $47 million and brand R&D of approximately $40 million.
•	Patent litigation expenses of approximately $10 million. (Updated Nov. 1, 2011)
•	Selling, general and administrative expenses of approximately $65 million.
•	Effective tax rate of approximately 34% to 36%.
•	Capital expenditures of approximately $50 million. (Updated Nov. 1, 2011)
Conference Call Information
The Company will host a conference call on November 1, 2011 at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers). The access conference code is 18040631.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, including the statements under the heading “2011 Financial Outlook,” these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer or a reduction in sales of any significant product, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the pharmaceuticals and healthcare industries, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.
Consolidated Statements of Operations
(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Global Pharmaceuticals Division	$114,546	$300,127	$338,453	$769,429
Impax Pharmaceuticals Division	5,303	3,865	15,907	10,978

Total revenues	119,849	303,992	354,360	780,407

Cost of revenues	57,195	143,121	173,467	291,589

Gross profit	62,654	160,871	180,893	488,818

Operating expenses:
Research and development	18,839	23,846	62,308	63,264
Patent litigation	2,114	1,033	6,097	4,786
Selling, general and administrative	16,318	12,632	48,406	37,136

Total operating expenses	37,271	37,511	116,811	105,186

Income from operations	25,383	123,360	64,082	383,632
Other income (expense), net	69	(91)	(470)	(134)
Interest income	268	405	879	680
Interest expense	(53)	(38)	(81)	(108)

Income before income taxes	25,667	123,636	64,410	384,070
Provision for income taxes	8,486	48,501	20,844	146,114

Net income before noncontrolling interest	17,181	75,135	43,566	237,956
Add back loss attributable to noncontrolling interest	39	28	67	40

Net Income	$17,220	$75,163	$43,633	$237,996

Net Income per share:
Basic	$0.27	$1.20	$0.68	$3.85

Diluted	$0.26	$1.15	$0.65	$3.65

Weighted average common shares outstanding:
Basic	64,387,413	62,435,116	63,937,796	61,778,465
Diluted	66,986,758	65,470,341	67,318,658	65,171,055

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$138,210	$91,796
Short-term investments	221,595	256,605
Accounts receivable, net	106,003	82,054
Inventory, net	50,126	44,549
Deferred product manufacturing costs	1,385	2,012
Deferred income taxes	40,650	39,271
Prepaid expenses and other current assets	2,914	4,407

Total current assets	560,883	520,694

Property, plant and equipment, net	114,607	106,280
Deferred product manufacturing costs	7,631	8,223
Deferred income taxes, net	5,454	5,069
Other assets	36,209	25,478
Goodwill	27,574	27,574

Total assets	$752,358	$693,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,309	$18,812
Accrued expenses	74,307	72,788
Accrued income taxes payable	226	2,393
Accrued profit sharing and royalty expenses	22,602	14,147
Deferred revenue	23,432	18,276

Total current liabilities	137,876	126,416

Deferred revenue	21,753	44,195
Other liabilities	15,959	14,558

Total liabilities	175,588	185,169
Total stockholders’ equity	576,770	508,149

Total liabilities and stockholders’ equity	$752,358	$693,318

Impax Laboratories, Inc.
Consolidated Statements of Cash Flows
(unaudited, amounts in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$43,633	$237,996
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,883	9,066
Amortization of Credit Agreement deferred financing costs	20	25
Accretion of interest income on short-term investments	(665)	(374)
Deferred income taxes	4,322	46,657
Provision for uncertain tax positions	142	35
Tax benefit related to the exercise of employee stock options	(6,086)	(4,337)
Deferred revenue	2,182	22,947
Deferred product manufacturing costs	(1,275)	(9,739)
Recognition of deferred revenue	(19,489)	(224,454)
Amortization deferred product manufacturing costs	2,494	106,746
Accrued profit sharing and royalty expense	67,210	86,985
Payments of profit sharing and royalty expense	(58,759)	(125,445)
Payments of accrued litigation settlements	—	(5,865)
Share-based compensation expense	9,632	7,706
Bad debt expense	163	215
Changes in assets and liabilities:
Accounts receivable	(24,112)	90,072
Inventory	(5,577)	7,094
Prepaid expenses and other assets	(9,606)	(11,225)
Accounts payable, accrued expenses and income taxes payable	(6,871)	22,349
Other liabilities	1,213	3,431

Net cash provided by operating activities	10,454	259,885

Cash flows from investing activities:
Purchase of short-term investments	(280,602)	(306,784)
Maturities of short-term investments	316,277	173,178
Purchases of property, plant and equipment	(18,433)	(10,541)

Net cash provided by (used in) investing activities	17,242	(144,147)

Cash flows from financing activities:
Tax benefit related to the exercise of employee stock options	6,086	4,337
Proceeds from exercise of stock options and ESPP	12,632	13,927

Net cash provided by financing activities	18,718	18,264

Net increase in cash and cash equivalents	46,414	134,002
Cash and cash equivalents, beginning of period	91,796	31,770

Cash and cash equivalents, end of period	$138,210	$165,772

Impax Laboratories, Inc.
Third Quarter 2011
Non-GAAP Financial Measures
Total adjusted revenues, adjusted net income, adjusted net income per diluted share and adjusted EBITDA, are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP revenues, net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of total adjusted revenues, adjusted net income, adjusted net income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.
The following table reconciles reported total revenues to total adjusted revenues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
Total revenues	$119,849	$303,992	$354,360	$780,407
Change in accounting principle — Teva Agreement (a)	—	(196,440)	—	(196,440)

Total adjusted revenues	$119,849	$107,552	$354,360	$583,967

The following table reconciles reported net income to adjusted net income.

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited, amounts in millions, except per share data)	2011	2010	2011	2010
Net income	$17.2	$75.2	$43.6	$238.0
Adjusted to add (deduct):
Share-based compensation	3.5	2.5	9.6	7.7
Employee severance	—	—	0.8	—
Change in accounting principle (a)	—	(101)	—	(101)
Income tax effect	(0.8)	39.2	(2.1)	38.4

Adjusted net income	$19.9	$15.8	$51.9	$183.1

Adjusted net income per diluted share	$0.30	$0.24	$0.77	$2.81
Net income per diluted share	$0.26	$1.15	$0.65	$3.65

Impax Laboratories, Inc.
Third Quarter 2011
Non-GAAP Financial Measures
The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$17.2	$75.2	$43.6	$238.0
Adjusted to add (deduct):
Interest income	(0.3)	(0.4)	(0.9)	(0.7)
Interest expense	0.1	0.0	0.1	0.1
Depreciation and amortization	3.5	3.0	11.9	9.1
Income taxes	8.5	48.5	20.8	146.1

EBITDA	29.0	126.3	75.6	392.6

Adjusted to add (deduct):
Share-based compensation	3.5	2.5	9.6	7.7
Employee severance	—	—	0.8	—
Change in accounting principle (a)	—	(101.0)	—	(101.0)

Adjusted EBITDA	$32.5	$27.8	$86.0	$299.3

(a) Material Modification to Teva Agreement
In July 2010, the Company entered into a material modification of its Strategic Alliance Agreement with Teva, and as a result the Company will apply the revised accounting standards of FASB ASC 605-25 Multiple Element Arrangements (“ASC 605-25”) which became effective for agreements entered into or materially modified on or after June 15, 2010, to its recognition of revenue under the Teva Agreement. The Company applied the accounting principles of ASC 605-25 on a prospective basis beginning in the quarter ended September 30, 2010. For the three months and nine months ended September 30, 2010, the application of ASC 605-25 resulted in recognition in the quarter ended September 30, 2010 of previously deferred revenue and related costs, with the effect of increasing RX Partner revenue by $196.4 million and increasing cost of revenues by $95.4 million. Basic earnings per share increased by approximately $0.98 and $0.99 for the three and nine months ended September 30, 2010, respectively, as a result of the prospective application of ASC 605-25.